Exhibit 10.1
4601 Fairfax Drive N, Suite 600 | Arlington, VA 22203
+1 833 358 3623
fluenceenergy.com
March 25, 2025

Peter Williams

Dear Pete,
I am delighted to confirm that the Fluence Energy, Inc. (“Fluence”) Board of Directors approved your new role as SVP, Chief Product and Supply Chain Officer reporting to Julian Nebreda, Chief Executive Officer. This role is effective April 1, 2025. You will continue to work out of the Fluence San Francisco office. This position is considered a Section 16 Officer position subject to certain external disclosures as Fluence is a publicly traded company. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as an Executive Officer at the Executive Officer job grade level EO3.
COMPENSATION AND BENEFITS
Base Salary: Your annual base salary will be $540,000, effective April 1, 2025, paid in one-twelfth increments monthly, subject to applicable withholdings. Your next annual base salary review will be for the January 1, 2026 merit increase consideration and will be reviewed annually thereafter in accordance with Fluence policy and practice, subject to approval by the Board of Directors or Compensation Committee.
Annual Incentive Plan: You continue to be eligible to participate in the Fluence Annual Incentive Plan (“AIP”). Your target incentive is 75% of your annual base salary as defined in the 2021 Incentive Award Plan, in effect for all fiscal 2025 and thereafter. The AIP award is based upon company performance measured against established objectives for the fiscal measurement year. The AIP award is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this AIP award is subject to approval by the Board of Directors or Compensation Committee. The plan administrator reserves the right to make determinations regarding the plan at any time.
Benefits: You continue to be eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans.
Retirement: You continue to be eligible to participate in The Fluence Energy Savings Plan, which is a 401(k) plan. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the retirement plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.
Long-term Incentive Award: You continue to be eligible to participate in the Fluence annual long-term incentive (“LTI”) awards, subject to approval by the Board of Directors or Compensation Committee. Your estimated next LTI grant will be 1.2M, under new role and market data. Awards under the LTI program may be delivered in the form of stock and/or cash and may be subject to time-based, or performance-based vesting conditions (or some combination of both). Awards made under the LTI program will be subject to the terms and conditions of a plan document and an award agreement. The plan administrator reserves the right to make determinations regarding this plan at any time.
Executive Severance Plan: As an Executive Officer of Fluence, you continue to be eligible to participate in the Fluence Executive Severance Plan, as approved by the Board of Directors or Compensation Committee.

    4601 Fairfax Drive N, Suite 600 | Arlington, VA 22203
+1 833 358 3623
fluenceenergy.com
Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you continue to be subject to additional policies applicable only to Executive Officers, specifically the Fluence Executive Stock Ownership Policy and the Fluence Clawback Policy, as approved and may be amended from time to time by the Board of Directors or Compensation Committee, as applicable.

Other: Regarding the $500,000 sign-on bonus you received following your hire date, which was paid in two installments, subject to taxes and withholding ($250,000 paid within 30 days of your hire date and $250,000 paid upon the first anniversary date of your hire), you remain subject to the claw back provisions of the sign-on bonus. If you voluntarily leave Fluence prior to the two-year anniversary of each payment or are terminated from Fluence due to Cause as defined in the Executive Severance Plan, you will be required to pay each respective amount back in full to Fluence.

ACCEPTANCE PROCESS
Pete, your experience and background for this new position will be an asset to Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return the signed version to me via email within three business days of the date on this letter. If you have any questions, please do not hesitate to contact me.
Sincerely,
Larissa Cerqueira
Larissa Cerqueira
Chief Human Resources Officer

Your employment with Fluence Energy is and will be “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. Further, this letter describes certain of the current benefit plans, programs and policies but, notwithstanding anything to the contrary herein, Fluence retains the right to modify or terminate any benefit plan, program or policy, including its Health and Welfare Benefits Programs, 401(k) plan and Executive Severance Plan, at any time in its sole and absolute discretion. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.
Read and Accepted:
Signature:    __/s/ Peter Williams_______________    Date:    _April 16, 2025___________________
     Peter Williams                Effective Date: April 1, 2025